UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Spirit Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

JetBlue Airways Corporation

Sundown Acquisition Corp.

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Filed by JetBlue Airways Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: June 6, 2022

The following is a transcript of a video featuring JetBlue Airways Corporation (“JetBlue”) Chief Executive Officer, Robin Hayes, published on JetBlue’s HelloJetBlue intranet on June 6, 2022.

Robin Hayes, Chief Executive Officer of JetBlue

By acquiring Spirit, JetBlue can create a truly more national, low-fare challenger brand to the big four airlines.

QUESTION ON SCREEN: Why are you doing this? Why is it important enough to pursue despite Spirit’s resistance?

The large four airlines in the US have a dominant 80% share. We need a bigger JetBlue to make sure the industry stays competitive. By acquiring Spirit, we can bring more low fares and great service to more communities than we could do alone. Now, we’ve been thinking about it and looking at this for a number of years, and we’re very excited about the opportunity to bring JetBlue and Spirit together now, at a time where it’s never been more important to make sure the industry stays competitive.

QUESTION ON SCREEN: Spirit insists it can’t get done. Why do you believe it can?

Let’s be frank, both the Frontier-Spirit merger and the JetBlue-Spirit merger will face a significant amount of regulatory scrutiny. And so they should. Now Spirit has characterized this differently. They’ve said that their deal will pass and our deal has no chance of passing. That is plainly not true. Our confidence in the regulatory path to completion is based on a number of different things, but primarily the presence of the JetBlue Effect. The JetBlue Effect is the difference that happens to fares when JetBlue starts flying to a market. When JetBlue announces a new route, the legacy airlines will match our lower fares and customers will benefit whoever they end up flying on. That is not the case with ultra-low-cost carriers. The impact they have on bringing fares down across the market is much more modest. In fact, according to our latest data, which we validated with economists, the JetBlue Effect is over three times more effective at lowering fares for everybody then when an ultra-low-cost carrier starts flying a new market for the first time.

QUESTION ON SCREEN: What about the NEA litigation? Spirit makes the case that because we’re in litigation with the DOJ, they won’t approve a Spirit transaction.

Let’s talk about the NEA. The NEA is JetBlue’s Northeast Alliance, and it’s our partnership with American Airlines across four airports in the Northeast. Now, here’s why it’s complete red herring. First of all, the matter of the NEA is being litigated in court this September. We’re very confident that we will win because the facts are on our side. The NEA is allowing JetBlue to add more flights in these Northeast airports and compete more effectively against Delta and United. If we win the case, as we believe we will, we will win it because the judge has found it to be a pro-competitive partnership. Let’s say we lose, not something that we expect, but let’s say we do. The NEA is gone. It’s off the table. So, win or lose, the NEA is not relevant at all. They work together. The NEA is making JetBlue more competitive in the Northeast and the Spirit merger is allowing us to grow more quickly outside of the Northeast, bringing more low fares and better service to more communities more quickly.

QUESTION ON SCREEN: Now Spirit is saying that if they lose the vote, they will just continue as a standalone. What do you think about that?

One of our criticisms of Spirit through this whole process has just been the entrenched nature of their board. Their board has continued to defend an inferior transaction with Frontier. Some of the Spirit board have close personal relationships going back many years with the largest shareholder of Frontier. And so when Spirit come out and say, if this deal with Frontier is not approved by the shareholders, they’re going to go back to the organic plan I think they’re forgetting their fiduciary duty is to maximize value for their shareholders. They have a far superior financial offer on the table with JetBlue. They have a partner who wants to engage and negotiate. But we haven’t been given that opportunity to date. And so if the Frontier transaction is voted against, which we believe it will be—then we would welcome the Spirit board to come back to the table and negotiate the offer that we’ve already made.

QUESTION ON SCREEN: What do you make of recent recommendations by independent advisors?

What Spirit should have done in the first place when they decided to effectively put their company up for sale, is to run a competitive process— reach out to as many people as they could to try and create as much value for their shareholders. The fact that they didn’t do that, I think, creates some significant governance concerns for shareholders. And this is partly what you see reflected in these independent advisors’ reports. Well, we’re pleased that the independent advisers to many shareholders have drawn the same conclusion that we’ve had, that our offer is clearly a superior offer and that shareholders should vote against the Spirit and Frontier transaction.

QUESTION ON SCREEN: Frontier has added a reverse break fee. What is your response to that?

Well, first of all, this is Frontier recognizing that their regulatory path is not certain. Frontier and Spirit have represented from the beginning that it is a slam dunk. They originally said it was going to probably pass this year. Now they’re backing off that and saying it may go into 2023. Now they’re adding a reverse breakup fee, which again continues to undermine the case they’re making that their deal has a much better shot of getting approved than the JetBlue deal. We’re offering the certainty of cash. We’re offering to improve the offer, if Spirit come back to the table, and we already have a very significant reverse breakup fee in place.

QUESTION ON SCREEN: What is your message for JetBlue Crewmembers on why a Spirit combination would benefit them?

One of the things I hear most about when I’m flying around the network is why can’t we grow quicker? What about all these places? JetBlue Crewmembers are impatient for growth and success and I love that passion in a company. By merging with Spirit and creating a bigger JetBlue, this is going to allow us to accelerate our plan probably seven to eight years. It’s going to mean more destinations and more routes and more career opportunities for all of you than doing it alone.

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Forward Looking Statements

Statements in this article contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this article, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue Airways Corporation (“JetBlue”) and Spirit Airlines, Inc. (“Spirit”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this article might not occur. Our forward-looking statements included in this article speak only as of the date the statements were written or recorded. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Important Information and Where to Find It

This article is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spirit or any other securities. JetBlue and its wholly-owned subsidiary, Sundown Acquisition Corp., have commenced a tender offer for all outstanding shares of common stock of Spirit and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), as may be amended. These documents contain important information, including the terms and conditions of the tender offer, and stockholders of Spirit are advised to carefully read these documents before making any decision with respect to the tender offer.

Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at https://www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

JetBlue has filed a definitive proxy statement on Schedule 14A with the SEC (“Definitive Proxy Statement”) and the accompanying BLUE proxy card on May 26, 2022, to be used to solicit proxies in opposition to the proposed business combination between Spirit and Frontier Group Holdings, Inc. (“Frontier”) and the other proposals to be voted on by Spirit stockholders at the special meeting of the stockholders of Spirit to be held on June 10, 2022. This article is not a substitute for the Definitive Proxy Statement or any other document JetBlue, Spirit or Frontier may file with the SEC in connection with the proposed transaction.

STOCKHOLDERS OF SPIRIT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the Definitive Proxy Statement and other documents filed by JetBlue at the SEC’s web site at https://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

Participants in the Solicitation

JetBlue and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Spirit common stock. Additional information regarding the participants in the proxy solicitation is contained in the Definitive Proxy Statement.